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                                                                     EXHIBIT 5.1


                     MESIROV GELMAN JAFFE CRAMER & JAMIESON

                                          October 14, 1997

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:  JONES APPAREL GROUP, INC. REGISTRATION STATEMENT ON FORM S-3

Dear Sirs:


    As special counsel to Jones Apparel Group, Inc., a Pennsylvania corporation (the "Company"), we have been requested to render this opinion for filing as
Exhibit 5.1 to the Company's Registration Statement on Form S-3, which was filed with the Securities and Exchange Commission on September 24, 1997 (the "Registration Statement").



    The Registration Statement covers 4,500,000 shares (the "Selling Shareholder's Shares") of Common Stock of the Company to be sold by Bristol Rittenhouse Investments, L.P., a Delaware limited partnership (the "Selling Shareholder"), as set forth in the Prospectuses comprising part of the Registration Statement under the caption "Selling Shareholder", and an additional 675,000 shares (the "Over-Allotment Shares") of Common Stock which may be sold by the Selling Shareholder if the Underwriters' over-allotment option is exercised.


    We have examined the Company's Articles of Incorporation, as amended, the Company's By-Laws, as amended, and such other documents as we deem necessary for the purpose of this opinion.

    Based upon the foregoing, we are of the opinion that the Selling Shareholder's Shares and the Over-Allotment Shares, if any, are validly issued, fully paid and non-assessable.


    We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to this firm under the heading "Legal Matters" in the Prospectuses constituting a part of the Registration Statement.


                                          Very truly yours,

                                          /s/ Richard P. Jaffe